Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Odonate Therapeutics, Inc. of our report dated February 22, 2019, relating to the financial statements of Odonate Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Odonate Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Squar Milner LLP

San Diego, California

November 6, 2019